Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE WESTERN UNION COMPANY

The Western Union Company, a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on February 17, 2006, HEREBY CERTIFIES that this Amended and Restated Certificate of Incorporation restating, integrating and amending its Certificate of Incorporation was duly proposed by its Board of Directors and adopted by its stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).

FIRST: The name of the Corporation is: The Western Union Company (the “Corporation”).

SECOND: The registered office of the Corporation is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, in the State of Delaware, with the zip code of 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“GCL”) as set forth in Title 8 thereof.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 2,010,000,000, consisting of 2,000,000,000 shares of Common Stock, each having a par value of $.01, and 10,000,000 shares of Preferred Stock, each having a par value of $1.00 per share.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. At each annual meeting of stockholders beginning in 2013, directors shall be elected annually for one-year terms expiring at the next succeeding annual meeting of stockholders. Notwithstanding the foregoing, the Class I directors elected at the 2010 annual meeting of stockholders shall continue to serve until the 2013 annual meeting of stockholders, the Class II directors elected at the 2011 annual meeting of stockholders shall continue to serve until the 2014 annual meeting of stockholders and the Class III directors elected at the 2012 annual meeting of stockholders shall continue to serve until the 2015 annual meeting of stockholders, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Beginning with the 2015 annual meeting of stockholders, the entire Board of Directors shall be subject to election at each annual meeting of stockholders and the Board of Directors will no longer be divided into classes. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including due to newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the directors then in office, even if less than a quorum, or a sole remaining director.

Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

B. Prior to and until the time at which the Board of Directors ceases to be classified pursuant to Article FIFTH, Section A, of this Certificate of Incorporation, a director may be removed only by the holders of a majority of shares then entitled to vote at an election of directors and only for cause. From and after that time at which the Board of Directors ceases to be classified pursuant to Article FIFTH, Section A, any director may be removed with or without cause, provided that a director may be removed only by the holders of a majority of shares then entitled to vote at an election of directors.

SIXTH: A. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by Delaware law. For purposes of this Article SIXTH, Section A, “officer” shall have the meaning provided in Section 102(b)(7) of the GCL, as it presently exists or may hereafter be amended from time to time.

B.
(i) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law. The right to indemnification conferred in this Article SIXTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The right to indemnification conferred in this Article SIXTH shall be a contract right.

(ii) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware law.

C.
The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware law.
D.
The rights and authority conferred in this Article SIXTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
E.
Neither the amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article SIXTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

SEVENTH: A. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by such holders in lieu of such a meeting.

B.
Unless otherwise prescribed by law or by this Certificate of Incorporation (including any Certificates of Designation with respect to any Preferred Stock, the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called only by the officers and directors or holders of record of at least 10% aggregate of the outstanding capital stock of the Corporation, subject to the procedures and other requirements as provided in the By-Laws of the Corporation.
C.
Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH.

EIGHTH: The By-Laws of the Corporation may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the Board of Directors then in office.

IN WITNESS WHEREOF, The Western Union Company has caused this Certificate to be signed on this 12th day of May 2023 in its name and attested by duly authorized officers.

THE WESTERN UNION COMPANY

By: /s/ Darren A. Dragovich

Name: Darren A. Dragovich

Title: Secretary

Signature Page to Amended & Restated Certificate of Incorporation